                             EMPLOYMENT AGREEMENT



         This Employment Agreement ("Agreement") is made and entered into on this ___ day of [ ] effective as of [ ] by and between SHERWOOD BRANDS, INC., a Maryland corporation (the "Company"), and AMIR FRYDMAN (hereinafter called the "Executive").


                                R E C I T A L S
                                - - - - - - - -

         A. The Executive is currently employed as the _________________ of the Company.

         B. The Executive possesses intimate knowledge of the business and affairs of the Company, its policies, methods and personnel.

         C. The Board of Directors of the Company (the "Board") recognizes that the Executive has contributed to the growth and success of the Company, and desires to assure the Company of the Executive's continued employment and to compensate him therefor.

         D. The Board has determined that this Agreement will reinforce and encourage the Executive's continued attention and dedication to the Company.

         E. The Executive is willing to make his services available to the Company and on the terms and conditions hereinafter set forth.


                                   AGREEMENT
                                   ---------

         NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

           1.     Employment.
                  ----------

                  1.1 Employment and Term. The Company hereby agrees to employ the Executive and the Executive hereby agrees to serve the Company on the terms and conditions set forth herein.

                  1.2 Duties of Executive. During the term of this Agreement, the Executive shall serve as the ____________________ of the Company, shall diligently perform all services as may be assigned to him by the Board (provided that such services shall not materially differ from the services currently provided by the Executive), and shall exercise such power and authority as may from time to time be delegated to him by the Board. The Executive shall devote his full time and attention to the business and affairs of the Company, render such services to the best of his ability, and use his best efforts to promote the interests of the Company.

           2.     Term.
                  ----

                  2.1 Initial Term. The initial term of this Agreement, and the employment of the Executive hereunder, shall commence on April 1, 1998 (the "Commencement Date") and shall expire on July 31, 2001, unless sooner terminated in accordance with the terms and conditions hereof (the "Initial Term").

                  2.2 Renewal Terms. Unless written notice stating otherwise is received by the Company or the Executive within six months prior to the Expiration Date (as described in Section 2.3), this Agreement shall automatically renew for successive three-year terms.

                  2.3 Expiration Date. The date on which the term of this Agreement shall expire (including the date on which any renewal term shall expire), is sometimes referred to in this Agreement as the Expiration Date.

           3.     Compensation.
                  ------------

                  3.1 Base Salary. For the period April 1, 1998 through July 31, 1998, the Executive shall receive a base salary at the annual rate of $150,000 (the "Base Salary"), with such Base Salary payable in installments consistent with the Company's normal payroll schedule, subject to applicable withholding and other taxes. For the fiscal year beginning April 1, 1998, the Executive's Base Salary shall increase to an annual rate of $194,000. For all subsequent years that this Agreement is in effect, the Base Salary shall be reviewed, at least annually, for merit increases and may, by action and in the discretion of the Compensation Committee or the Board, be increased at any time or from time to time. In addition, on August 1, 1999, and each subsequent August 1 prior to the Expiration Date, the Base Salary shall be increased, but shall not be decreased, by the greatest of: (i) five percent (5%); (ii) that percentage by which the net sales of the Company for the immediately preceding fiscal year exceeds such net sales for the next preceding fiscal year; or
(iii) that percentage by which the Consumer Price Index, for the Rockville, Maryland area published by the United States government (the "Index") for the immediately preceding fiscal year exceeds such index for the next preceding fiscal year. If publication of the Index is discontinued, the parties hereto shall accept comparable statistics on the cost of living for the Rockville, Maryland area as computed and published by an agency of the United States government, or if no such agency computes and publishes such statistics, by any regularly published national financial periodical that does compute and publish such statistics. For this purpose, "net sales" shall mean the net sales of the Company, as reflected on the Company's financial statements for the fiscal year.

                  3.2 Awards. During the term of this Agreement, the Executive shall be eligible to receive performance and annual incentive awards (the "Awards") payable in cash in accordance with Section 8 of the SHERWOOD FOODS, INC. 1998 EXECUTIVE COMPENSATION PLAN, as may be amended from time to time (the "Executive Plan"). Except as otherwise provided for in this Section 3.2, the Awards, if any, shall be determined pursuant to such formulae as the Committee or the Board, in its sole and absolute discretion, shall set forth from time to time in accordance with the Executive Plan. Notwithstanding the foregoing, no Awards shall be payable to the Executive under the Executive Plan for a fiscal year if the pre-tax profits of the Company for such fiscal year do not exceed one million dollars ($1,000,000). If the pre-tax profits of the Company for a fiscal year exceed one million dollars ($1,000,000), then the following shall apply:

                           (i) for the fiscal year ending July 31, 1998, in no
event shall the Awards payable to the Executive under the Executive Plan be less than twenty-nine percent (29%) of the sum of (x) the first one hundred fifty thousand dollars ($150,000) of the pre-tax profits in excess of one million dollars ($1,000,000), and (y) fifteen percent (15%) of the amount, if any, by which the pre-tax profits exceeds one million one hundred fifty thousand dollars ($1,150,000);

                           (ii) for the fiscal year ending July 31, 1999, in
no event shall the Awards payable to the Executive under the Executive Plan be less than twenty-nine percent (29%) of the product of (x) fifteen percent (15%), and (y) the amount, if any, by which the pre-tax profits exceeds one million two hundred seventy thousand dollars ($1,270,000); and

                           (iii) for the fiscal years ending July 31, 2000 and
July 31, 2001, in no event shall the Awards payable to the Executive under the Executive Plan be less than twenty-nine percent (29%) of the product of (x) fifteen percent (15%), and (y) of the amount, if any, by which the pre-tax profits exceeds one million four hundred thousand dollars ($1,400,000).

For this purpose, "pre-tax profits" shall mean those profits of the Company for any fiscal year determined prior to the reduction for any federal or state income taxes and prior to the grant of any Awards to the Executive or any other individual under the Executive Plan and determined in accordance with generally accepted accounting principles as consistently applied. Any Awards payable pursuant to this Section 3.2 are sometimes hereinafter referred to as "Incentive Compensation." Each period for which Incentive Compensation is payable under the Executive Plan is sometimes hereinafter referred to as a Bonus Period. Unless otherwise specified by the Committee or the Board pursuant to the Executive Plan, the Bonus Period shall be the fiscal year of the Company.

          4.     Expense Reimbursement and Other Benefits.
                 ----------------------------------------

                  4.1 Reimbursement of Expenses. During the term of the Executive's employment hereunder, upon the submission of proper substantiation by the Executive, and subject to such rules and guidelines as the Company may from time to time adopt, the Company shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive in the course of and pursuant to the business of the Company. The Executive shall account to the Company in writing for all expenses for which reimbursement is sought and shall supply to the Company copies of all relevant invoices, receipts or other evidence reasonably requested by the Company.

                  4.2 Compensation/Benefit Programs. During the term of this Agreement, the Executive shall be entitled to participate in all medical, dental, hospitalization, accidental death and dismemberment, disability, travel and life insurance plans, and any and all other plans as are presently and hereinafter offered by the Company to its executives, including savings, pension, profit-sharing and deferred compensation plans, subject to the general eligibility and participation provisions set forth in such plans.

                  4.3 Working Facilities. The Company shall furnish the Executive with an office, secretarial help and such other facilities and services suitable to his position and adequate for the performance of his duties hereunder.

                  4.4 Automobile. The Company shall continue to provide the Executive with an automobile comparable to the existing automobile provided by the Company to Executive, together with reimbursement of the reasonable operating expenses thereof.

                  4.5 Stock Options. During the term of this Agreement, the Executive shall be eligible to be granted options (the "Stock Options") to purchase common stock (the "Common Stock") of Sherwood Brands, Inc. under (and therefore subject to all terms and conditions of) the Company's Executive Plan as amended, and any successor plan thereto, and all rules of regulation of the Securities and Exchange Commission applicable to such plans then in effect. The number of Stock Options and terms and conditions of the Stock Options shall be determined by the Committee appointed pursuant to the Executive Plan, or by the Board, in its discretion and pursuant to the Executive Plan.

                  4.6 Other Benefits. The Executive shall be entitled to eight (8) weeks of vacation each calendar year during the term of this Agreement, to be taken at such times as the Executive and the Company shall mutually determine and provided that no vacation time shall interfere with the duties required to be rendered by the Executive hereunder. Any vacation time not taken by Executive during any calendar year may not be carried forward into any succeeding calendar year. The Executive shall receive such additional benefits, if any, as the Board of the Company shall from time to time determine.

         5.     Termination.
                -----------

                  5.1 Termination for Cause. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Executive's employment hereunder, for Cause. For purposes of this Agreement, the term "Cause" shall mean (i) an action or omission of the Executive which constitutes a willful and material breach of this Agreement which is not cured within sixty (60) days after receipt by the Executive of written notice of same, (ii) fraud, embezzlement, misappropriation of funds or breach of trust in connection with his services hereunder, (iii) conviction of any crime which involves dishonesty or a breach of trust, (iv) gross negligence in connection with the performance of the Executive's duties hereunder, or (v) the material and willful or knowing failure or refusal (other than as a result of a disability) by the Executive to perform his duties hereunder. Any termination for cause shall be made in writing to the Executive, which notice shall set forth in detail all acts or omissions upon which the Company is relying for such termination. The Executive shall have the right to address the Board regarding the acts set forth in the notice of termination. Upon any termination pursuant to this Section 5.1, the Company shall (i) pay to the Executive his Base Salary to the date of termination and (ii) pay to the Executive his accrued but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the date of the termination of Executive's employment with the Company. The Company shall have no further liability hereunder (other than for (x) reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1, and (y) payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs).

                  5.2 Disability. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Executive's employment hereunder if the Executive shall as the result of mental or physical incapacity, illness or disability, become unable to perform his obligations hereunder for a period of 180 days in any 12-month period. The Company shall have sole discretion based upon competent medical advice to determine whether the Executive continues to be disabled. Upon any termination pursuant to this Section 5.2, the Company shall (i) pay to the Executive any unpaid Base Salary through the effective date of termination specified in such notice, (ii) pay to the Executive his accrued but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the date of termination of the Executive's employment with the Company, (iii) pay to the Executive a severance payment equal to twelve months, or if greater the total months that would otherwise remain under the term of this Agreement but for this Section 5.2, of the Executive's Base Salary at the time of the termination of the Executive's employment with the Company, and (iv) pay to the Executive (within 45 days after the end of the fiscal quarter in which such termination occurs) a prorata portion (based upon the period ending on the date of termination of the Executive's employment hereunder) of the Incentive Compensation, if any, for the Bonus Period in which such termination occurs, as calculated pursuant to Section 3.2 hereof and the Executive Plan; provided that the goals under Section 3.2 hereof and the Executive Plan for each period used in the calculation of the Executive's Incentive Compensation, shall be based on (1) the portion of the Bonus Period through the end of the fiscal quarter in which such termination occurs and (2) unaudited financial information prepared in accordance with generally accepted accounting principles, applied consistently with prior periods, as approved and reviewed by the Board. The Company shall have no further liability hereunder (other than for (x) reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however to the provisions of Section 4.1, and (y) payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs).

                  5.3 Death. In the event of the death of the Executive during the term of his employment hereunder, the Company shall (i) pay to the estate of the deceased Executive any unpaid Base Salary through the Executive's date of death, (ii) pay to the estate of the deceased Executive his accrued but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the Executive's date of death, (iii) pay to the estate of the deceased Executive (within 45 days after the end of the fiscal quarter in which his death occurs) a prorata portion (based upon the period ending on the date of death) of the Incentive Compensation, if any, for the Bonus Period in which his death occurs, as calculated pursuant to the terms of Section 3.2 hereof and the Executive Plan; provided that, the goals under Section 3.2 hereof and the Executive Plan for each period used in the calculation of the Executive's Incentive Compensation shall be based on (1) the portion of the Bonus Period through the end of the fiscal quarter in which the Executive's death occurs, and (2) unaudited financial information prepared in accordance with generally accepted accounting principles, applied consistently with prior periods, as approved and reviewed by the Board. The Company shall have no further liability hereunder (other than for (x) reimbursement for reasonable business expenses incurred prior to the date of the Executive's death, subject, however to the provisions of Section 4.1, and (y) payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs).

                  5.4 Termination Without Cause. At any time the Company shall have the right to terminate the Executive's employment hereunder by written notice to the Executive. Upon any termination pursuant to this Section
5.4 (that is not a termination under any of Sections 5.1, 5.2, 5.3 or 5.5), the Company shall (i) pay to the Executive any unpaid Base Salary through the effective date of termination specified in such notice, (ii) pay to the Executive the accrued but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the date of the termination of the Executive's employment with the Company, (iii) pay to the Executive a lump sum amount equal to thirty-six (36) months of the Executive's Base Salary at the time of termination of employment with the Company, (iv) pay to the Executive (within 45 days after the end of the fiscal quarter in which such termination occurs) a prorata portion (based upon the period ending on the date of termination of the Executive's employment hereunder) of the Incentive Compensation, if any, for the Bonus Period in which such termination occurs, as calculated pursuant to Section 3.2 hereof and the Executive Plan; provided that the goals under
Section 3.2 hereof and the Executive Plan for each period used in the calculation of the Executive's Incentive Compensation, shall be based on (1) the portion of the Bonus Period through the end of the fiscal quarter in which such termination occurs and (2) unaudited financial information prepared in accordance with generally accepted accounting principles, applied consistently with prior periods, as approved and reviewed by the Board, (v) continue to provide the Executive with the benefits he was receiving under Sections 4.2 and 4.4 hereof (the "Benefits") in the manner and at such times as the compensation or Benefits otherwise would have been payable or provided to the Executive, and (vi) pay to the Executive as a single lump sum payment, within 30 days of the termination of his employment hereunder, a lump sum benefit equal to the value of the portion of his benefits under any savings, pension, profit sharing or deferred compensation plans that are forfeited under such plans by reason of the termination of his employment hereunder prior to the Expiration Date. In the event that the Company is unable to provide the Executive with any Benefits required hereunder by reason of the termination of the Executive's employment pursuant to this Section 5.4, then the Company shall pay the Executive cash equal to the value of the Benefit that otherwise would have accrued for the Executive's benefit under the plan, for the period during which such Benefits could not be provided under the plans, said cash payments to be made within 45 days after the end of the year for which such contributions would have been made or would have accrued. The Company's good faith determination of the amount that would have been contributed or the value of any Benefits that would have accrued under any plan shall be binding and conclusive on the Executive. For this purpose, the Company may use as the value of any Benefit the cost to the Company of providing that Benefit to the Executive. Further, the Executive shall become immediately fully vested in his or her Stock Options as of the date of such termination of employment. The Company shall have no further liability hereunder (other than for (x) reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1, and (y) payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs.

                  5.5   Termination by Executive.
                        -------------------------

                           a. The Executive shall at all times have the right,
upon sixty (60) days written notice to the Company, to terminate the Executive's employment hereunder.

                           b. Upon any termination pursuant to this Section
5.5 by the Executive without Good Reason, the Company shall (i) pay to the Executive any unpaid Base Salary through the effective date of termination specified in such notice and (ii) pay to the Executive his accrued but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the termination of Executive's employment with the Company. The Company shall have no further liability hereunder (other than for (x) reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1, and (y) payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs.

                           c. Upon any termination pursuant to this Section
5.5 by the Executive for Good Reason, the Company shall pay to the Executive the same amounts that would have been payable by the Company to the Executive under Section 5.4 of this Agreement if the Executive's employment had been terminated by the Company without Cause. The Company shall have no further liability hereunder (other than for (x) reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1, and (y) payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs).

                           d. For purposes of this Agreement, "Good Reason"
shall mean (i) the assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 1.2 of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; (ii) any failure by the Company to comply with any of the provisions of Article 3 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; (iii) the Company's requiring the Executive to be based at any office or location more than fifty
(50) miles outside of City limits of Rockville, Maryland, except for travel reasonably required in the performance of the Executive's responsibilities;
(iv) any purported termination by the Company of the Executive's employment otherwise than for Cause pursuant to Section 5.1, or by reason of the Executive's disability pursuant to Section 5.2 of this Agreement prior to the Expiration Date.


                  5.6      Change in Control of the Company.
                           --------------------------------

                           a. Unless otherwise provided in Section 5.7 hereof,
in the event that (i) a Change in Control (as defined in paragraph (b) of this Section 5.6) in the Company shall occur prior to the Expiration Date, and (ii) either (A) prior to the earlier of the Expiration Date and one year after the date of the Change in Control, either (x) the Executive's employment with the Company is terminated by the Company without Cause, as defined in Section 5.1 (and other than pursuant to Section 5.2 by reason of the Executive's disability or Section 5.3 by reason of the Executive's death) or (y) the Executive terminates his employment with the Company for Good Reason, as defined in Section 5.5(d) hereof, or (B) within the thirty (30) day period beginning one year after the date of the Change in Control, the Executives terminates his employment with the Company for any reason, the Company shall pay to the Executive those amounts Executive would be entitled to under
Section 5.4 hereof as if his employment was terminated without Cause. Further, upon the Change in Control, any stock options granted to the Executive by the Company that were outstanding as of the date of the Change in Control shall become immediately exercisable. The Company shall have no further liability hereunder (other than for (1) reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1, and (2) payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs).

                           b. For purposes of this Agreement, the term "Change
in Control" shall mean:

                                    (i) Approval by the shareholders of the
Company of (x) a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, other than a public offering of the Company's securities, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, or (y) a liquidation or dissolution of the Company or (z) the sale of all or substantially all of the assets of the Company (unless such reorganization, merger, consolidation or other corporate transaction, liquidation, dissolution or sale is subsequently abandoned); or

                                    (ii) Individuals who, as of the date
hereof, constitute the Board (as of the date hereof the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

                                    (iii) The acquisition (other than from the
Company and other than pursuant to a public offering of the Company's securities) by any person, entity or "group", within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act, (excluding, for this purpose, the Frydman Family, the Company or its Subsidiaries, or any employee benefit plan of the Company or its Subsidiaries which acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act) of 30% or more of either the then outstanding shares of the Company's Common Stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors. For this purpose, "Frydman Family" shall mean Uziel Frydman, his spouse, his ancestors, his lineal descendants, and the spouses of his ancestors and lineal descendants.

                  5.7      Certain Additional Payments by the Company.
                           ------------------------------------------

                           a. Anything in this Agreement to the contrary
notwithstanding, in the event it shall be determined that any payment, distribution or other action by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a "Payment") would be subject to an excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by the Executive with respect to any such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), the Company shall make a payment to the Executive (a "Gross-Up Payment") in an amount equal to the Excise Tax imposed upon the Payments.

                           b. Subject to the provisions of paragraph (c) of
this Section 5.7, all determinations required to be made under this Section 5.7, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by BDO Seidman, LLP (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 5.7, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to
Section 5.7 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

                           c. The Executive shall notify the Company in
writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                                    (i) give the Company any information
reasonably requested by the Company relating to such claim,

                                    (ii) take such action in connection with
contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                                    (iii) cooperate with the Company in good
faith in order effectively to contest such claim, and

                                    (iv) permit the Company to participate in
any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5.7(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                           d. If, after the receipt by the Executive of an
amount advanced by the Company pursuant to Section 5.7(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 5.7(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5.7(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

                  5.8 Resignation. Upon any termination of employment pursuant to this Article 5, the Executive shall be deemed to have resigned as an officer, and if he or she was then serving as a director of the Company, as a director, and if required by the Board, the Executive hereby agrees to immediately execute a resignation letter to the Board.

                  5.9 Survival. The provisions of this Article 5 shall survive the termination of this Agreement, as applicable.


         6.       Restrictive Covenants.
                  ---------------------

                  6.1 Non-competition. At all times while the Executive is employed by the Company and for a twelve (12) month period after the termination of the Executive's employment with the Company for any reason, the Executive shall not, directly or indirectly, engage in or have any interest in any sole proprietorship, partnership, corporation or business or any other person or entity (whether as an employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise) that directly or indirectly (or through any affiliated entity) engages in a Competitive Business; provided that such provision shall not apply to the Executive's ownership of Common Stock of the Company or the acquisition by the Executive, solely as an investment, of securities of any issuer that is registered under
Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Executive does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control or, more than five percent of any class of capital stock of such corporation. For these purposes, "Competitive Business" shall mean the marketing of any Restricted Product to any Restricted Class of Accounts. For purposes of this Agreement, "Restricted Product" means butter toffees, tea biscuits, wafers or any item from which the Company derives more than thirty percent (30%) of its net sales, as defined in Section 3.1 hereof, for any fiscal year of the Company during the term of this Agreement. For purposes of this Agreement, "Restricted Class of Accounts" shall mean, with respect to any Restricted Product, any of the following classes of accounts if more than thirty percent (30%) of the Company's net sales from the Restricted Product for any fiscal year during the term of this Agreement are derived from sales to that class of account: (1) mass merchandisers; (2) dollar stores; (3) groceries; (4) grocery wholesalers;
(5) candy and tobacco jobbers; (6) gift baskets; (7) specialty food distributors; (8) food distributors; (9) vending operators; and (10) vending distributors. Upon the expiration of the term of this

Agreement, the Company shall deliver to the Executive within ninety (90) days a list of the Restricted Products and the classes of accounts relating to such Restricted Products.

                  6.2 Nondisclosure. The Executive shall not at any time divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereinafter defined) pertaining to the business of the Company. Any Confidential Information or data now or hereafter acquired by the Executive with respect to the business of the Company (which shall include, but not be limited to, information concerning the Company's financial condition, prospects, technology, customers, suppliers, sources of leads and methods of doing business) shall be deemed a valuable, special and unique asset of the Company that is received by the Executive in confidence and as a fiduciary, and Executive shall remain a fiduciary to the Company with respect to all of such information. For purposes of this Agreement, "Confidential Information" means information disclosed to the Executive or known by the Executive as a consequence of or through his employment by the Company (including information conceived, originated, discovered or developed by the Executive) prior to or after the date hereof, and not generally known, about the Company or its business. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Executive from disclosing Confidential Information to the extent required by law.

                  6.3 Ownership of Developments. All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by Executive during the course of performing work for the Company or its clients (collectively, the "Work Product") shall belong exclusively to the Company and shall, to the extent possible, be considered a work made by the Executive for hire for the Company within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by the Executive for hire for the Company, the Executive agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Executive may have in such Work Product. Upon the request of the Company, the Executive shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.

                  6.4 Books and Records. All books, records, and accounts relating in any manner to the customers or clients of the Company, whether prepared by the Executive or otherwise coming into the Executive's possession, shall be the exclusive property of the Company and shall be returned immediately to the Company on termination of the Executive's employment hereunder or on the Company's request at any time.

                  6.5 Definition of Company. Solely for purposes of this
Article 6, the term "Company" also shall include any existing or future subsidiaries of the Company that are operating during the time periods described herein.

                  6.6 Acknowledgment by Executive. The Executive acknowledges and confirms that (a) the restrictive covenants contained in this Article 6 are reasonably necessary to protect the legitimate business interests of the Company, and (b) the restrictions contained in this Article 6 (including without limitation the length of the term of the provisions of this Article 6) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Executive further acknowledges that the restrictions contained in this Article 6 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company's successors and assigns.

                  6.7 Reformation by Court. In the event that a court of competent jurisdiction shall determine that any provision of this Article 6 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Article 6 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

                  6.8 Extension of Time. If the Executive shall be in violation of any provision of this Article 6, then each time limitation set forth in this Article 6 shall be extended for a period of time equal to the period of time during which such violation or violations occur. If the Company seeks injunctive relief from such violation in any court, then the covenants set forth in this Article 6 shall be extended for a period of time equal to the pendency of such proceeding including all appeals by the Executive.

                  6.9 Survival. The provisions of this Article 6 shall survive the termination of this Agreement, as applicable.

         7. Mediation. In the event a dispute arises out of or relates to this Agreement, or the breach thereof, and if the dispute cannot be settled through negotiation, the parties hereby agree first to attempt in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Employment Mediation Rules before resorting to litigation or some other dispute resolution procedure. Any mediation procedures in regard to this Agreement shall be instituted and maintained in Rockville, Maryland.

         8. Section 162(m) Limits. Notwithstanding any other provision of this Agreement to the contrary, if and to the extent that any remuneration payable by the Company to the Executive for any year would exceed the maximum amount of remuneration that the Company may deduct for that year under Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended (the "Code"), payment of the portion of the remuneration for that year that would not be so deductible under Section 162(m) shall, in the sole discretion of the Board, be deferred and become payable at such time or times as the Board determines that it first would be deductible by the Company under Section 162(m), with interest at the "short-term applicable rate" as such term is defined in Section 1274(d) of the Code. The limitation set forth under this
Section 8 shall not apply with respect to any amounts payable to the Executive pursuant to Article 5 hereof.

          9. Assignment. Neither party shall have the right to assign or delegate his rights or obligations hereunder, or any portion thereof, to any other person.

         10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland. Any action in regard to this Agreement or arising out of its terms and conditions shall be instituted and litigated in the courts of Rockville, Maryland and in no other. In accordance, the parties hereby submit to the jurisdiction of the courts of Maryland.

         11. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company (or any of its affiliates) with respect to such subject matter. This Agreement may not be modified in any way unless by a written instrument signed by both the Company and the Executive.

         12. Notices: All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed facsimile transmission addressed as set forth herein. Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three (3) days after deposit in the U.S. mail. Notice shall be sent (i) if to the Company, addressed to Sherwood Brands, Inc., 6110 Executive Boulevard, Suite 1080, Rockland, Maryland 20852, Attention: President, and (ii) if to the Executive, to his address as reflected on the payroll records of the Company, or to such other address as either party hereto may from time to time give notice of to the other.

         13. Benefits; Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

         14. Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

         15. Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

         16. Damages. Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement. In the event that either party hereto brings suit for the collection of any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable court costs and attorneys' fees of the other.

         17. Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         18. No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and assigns, any rights or remedies under or by reason of this Agreement.

         19.      Indemnification.
                  ---------------

                  a. Subject to limitations imposed by law, the Company shall indemnify and hold harmless the Executive to the fullest extent permitted by law from and against any and all claims, damages, expenses (including attorneys' fees), judgments, penalties, fines, settlements, and all other liabilities incurred or paid by him in connection with the investigation, defense, prosecution, settlement or appeal of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and to which the Executive was or is a party or is threatened to be made a party by reason of the fact that the Executive is or was an officer, employee or agent of the Company, or by reason of anything done or not done by the Executive in any such capacity or capacities, provided that the Executive acted in good faith, in a manner that was not grossly negligent or constituted wilful misconduct and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Company also shall pay any and all expenses (including attorney's fees) incurred by the Executive as a result of the Executive being called as a witness in connection with any matter involving the Company and/or any of its officers or directors.

                  b. The Company shall pay any expenses (including attorneys' fees), judgments, penalties, fines, settlements, and other liabilities incurred by the Executive in investigating, defending, settling or appealing any action, suit or proceeding described in this Section 19 in advance of the final disposition of such action, suit or proceeding. The Company shall promptly pay the amount of such expenses to the Executive, but in no event later than 10 days following the Executive's delivery to the Company of a written request for an advance pursuant to this Section 19, together with a reasonable accounting of such expenses.

                  c. The Executive hereby undertakes and agrees to repay to the Company any advances made pursuant to this Section 19 if and to the extent that it shall ultimately be found that the Executive is not entitled to be indemnified by the Company for such amounts.

                  d. The Company shall make the advances contemplated by this
Section 19 regardless of the Executive's financial ability to make repayment, and regardless whether indemnification of the Indemnitee by the Company will ultimately be required. Any advances and undertakings to repay pursuant to this Section 19 shall be unsecured and interest-free.

                  e. The provisions of this Section 19 executed this Agreement as of the date first above written.

                                   COMPANY:

                                   SHERWOOD BRANDS, INC.


                                   By: ____________________________________
                                       Name:
                                       Title:

                                   EXECUTIVE:


                                   -----------------------------------------
                                   Amir Frydman